Exhibit 15.1

High Times’ Announces Initial Closure of Previously Announced Asset Purchase from Harvest

The World’s Most Recognized Cannabis Brand Will Gain 8 Planned & Operational California Cannabis Retail Locations

LOS ANGELES —June 23, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, today announces completion of the initial closing of the planned equity purchase from certain subsidiaries of Harvest Health and Recreation (CSE: HARV, OTCQX: HRVSF), a vertically integrated cannabis company and multi-state operator (MSO). Under the terms of the recently updated agreement, Harvest and its affiliates have sold a portfolio of equity and assets with respect to eight operational and planned dispensaries in California for total consideration of $61.5 million including up to $1.5 million in cash and $60 million in Series A convertible Preferred Stock issued by High Times.

A second closing, which is subject to various closing conditions and contingencies including third party and regulatory approvals, will see High Times acquire additional equity and assets with respect to two planned dispensaries in California from Harvest and its affiliates for total consideration of $6.0 million in additional shares of Series A Preferred Stock to be issued by Hightimes.

High Times Executive Chairman Adam Levin said “Our recently announced investments in the California market quickly position High Times to be the preeminent cannabis company in the state. With the planned launch of our delivery platform next month, we will have both storefront and delivery capability in the immediate future.”

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

About Harvest Health & Recreation Inc.:

Headquartered in Tempe, Arizona, Harvest Health & Recreation Inc. is a vertically integrated cannabis company and multi-state operator. Since 2011, Harvest has been committed to expanding its retail and wholesale presence throughout the U.S., acquiring, manufacturing, and selling cannabis products for patients and consumers in addition to providing services to retail dispensaries. Through organic license wins, service agreements, and targeted acquisitions, Harvest has assembled an operational footprint spanning multiple states in the U.S., with the potential to more than double the number of revenue generating facilities. Harvest’s mission is to improve lives through the goodness of cannabis. We hope you’ll join us on our journey: https://harvesthoc.com

Forward Looking Statements

This press release contains information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. In addition, consumption of the transactions contemplated with Harvest Health or any other dispensaries remain subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. Subject to meeting such closing conditions, Hightimes is aiming to close the Harvest Health transaction as soon as is reasonably practicable.

Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated June 05, 2020.

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